Exhibit 99.1

CCIT II Special Distribution Audio Recording Script
Introduction:
Thank you for joining us for the CCIT II special distribution update. I’m Jeff Grant, Managing Director, Retail Partners with CIM Group. With me today is Nate DeBacker, Chief Financial Officer of CCIT II.
Jeff: Nate, would you provide a quick overview of the details and timing of the CCIT II special distribution?
Nate: Sure. The Board of Directors of CCIT II has approved a $1.03 per share special distribution. The distribution applies to Class A and Class T shareholders of record as of December 30, 2019. The distribution will be paid in cash on or around January 15, 2020.
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Jeff: How is CCIT II funding the distribution?
Nate: CCIT II is using a portion of the net sale proceeds from the April 2019 sale of 18 industrial properties to Industrial Logistics Properties Trust for $624.7 million.
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Jeff: Would you tell us why CCIT II is providing a special distribution rather than deploying those funds into acquisitions?
Nate: CCIT II is providing this special distribution rather than paying corporate income tax on the amount of gains generated from the property sales in 2019. The CCIT II industrial portfolio sale resulted in taxable gains of $76.1 million, most of which is being distributed to shareholders.
Regarding acquisitions, from April 2019 through December 23, 2019, CCIT II has acquired six office buildings for approximately $273 million: Anadarko Petroleum in Platteville, CO; Mercury Systems in Andover, MA; Terraces at Copley in San Diego, CA; United Rentals in Charlotte, NC; International Paper in Memphis, TN; and Fidelity Building Services in Sparks, MD. Our acquisitions team continues to identify additional opportunities for investment that meet CCIT II’s criteria.
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Jeff: What tax implications of the distribution should shareholders be aware of?
Nate: While the dividend will be paid in 2020, the distribution will be declared in 2019 and reported as taxable income on shareholders’ 2019 income tax reporting statements. The special dividend will be designated as a “capital gain dividend” for income tax purposes. Therefore, 2019 dividends from CCIT II will be characterized as approximately 90% capital gain dividends and 10% ordinary dividend income.
Additionally, it’s important to note that the typical monthly distribution for December 2019, which was payable on or around January 2, 2020, will also be included as part of the reported 2019 dividends. For those shareholders receiving a 1099, a total of 14 distributions will be reported for tax year 2019.
Due to the timing of our statement generation process, the special distribution and December 2019 distributions will not be reflected on shareholders’ year-end statements but will be included on applicable 1099 forms. Both transactions will be posted on the statements printed for first quarter 2020.

CIM GROUP 2398 EAST CAMELBACK ROAD, 4TH FLOOR, PHOENIX ARIZONA 85016 PH 866.341.2653 FX 602.801.2736 CIMGROUP.COM
SECURITIES DISTRIBUTED BY AFFILIATE BROKER - DEALER : CCO CAPITAL , LLC , MEMBER FINRA / SIPC

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Jeff: Can shareholders elect to reinvest the special distribution through CCIT II’s distribution reinvestment plan - or DRIP?
Nate: No. Consistent with the CCIT II prospectus and its DRIP program, special distributions will be paid in cash. The cash distribution will be paid according to existing remittance instructions on file for shareholders currently receiving cash distributions. For shareholders otherwise participating in the DRIP program for monthly distributions, to the address of record for non-custodial accounts -- or to the custodian of record for custodial accounts.
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Jeff: Will DRIP be affected going forward?
Nate: No. The special distribution did not impact CCIT II’s intentions to continue to issue shares of its common stock reserved for issuance through the DRIP program. All regular distributions remain eligible for reinvestment.
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Jeff: Let’s talk about CCIT II’s net asset value, or NAV. How will that change and why?
CCIT II’s estimated per share NAV will be revised from $11.03 to $10.00 as a result of the special distribution. The new NAV of $10.00 has been updated only to reflect the reduction of cash that results from the declaration of the distribution of $1.03 per share.
Accordingly, the reduction in the estimated per share NAV is a function of the payment of the distribution as a partial return of shareholders’ investment in CCIT II. It is not indicative of any new valuation of CCIT II’s assets and liabilities, including its real estate portfolio.
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Jeff: How will the upcoming annual valuation be affected?
Nate: Consistent with prior years, the CCIT II Board will establish an updated estimated net asset value per share for CCIT II’s Class A and Class T common stock. The Board will engage an independent valuation firm to provide valuation services to assist it in determining the NAV as of December 31, 2019 in accordance with the IPA valuation guidelines.
The valuations are based upon the estimated market value of CCIT II’s assets, less the estimated market value of the company’s liabilities, divided by the total shares outstanding.
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Jeff: Will the special distribution affect future distributions?
Nate: No, it will not impact the distribution rate for distributions that have been declared by the Board for the first quarter of 2020. The regular monthly distributions will only change if the CCIT II Board votes to change the distribution rate at some point in the future.
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Jeff: To wrap up our time together, what are the next steps for CCIT II?
Nate: CCIT II intends to continue to focus on meeting its investment objectives, which include:
1) acquiring properties, net leased under long-term leases to creditworthy tenants which provide current operating cash flows; 2) providing reasonably stable, current income for shareholders through the payment of cash distributions; and 3) providing the opportunity to participate in appreciation in the value of our investments.

CIM GROUP 2398 EAST CAMELBACK ROAD, 4TH FLOOR, PHOENIX ARIZONA 85016 PH 866.341.2653 FX 602.801.2736 CIMGROUP.COM
SECURITIES DISTRIBUTED BY AFFILIATE BROKER - DEALER : CCO CAPITAL , LLC , MEMBER FINRA / SIPC

Jeff: Thank you, Nate. And thank you to all of you who listened in on this discussion. If you have any questions, please contact the CIM Sales Desk at 866.341.2653.

CIM GROUP 2398 EAST CAMELBACK ROAD, 4TH FLOOR, PHOENIX ARIZONA 85016 PH 866.341.2653 FX 602.801.2736 CIMGROUP.COM
SECURITIES DISTRIBUTED BY AFFILIATE BROKER - DEALER : CCO CAPITAL , LLC , MEMBER FINRA / SIPC
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